Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Ameren Corporation of our report dated June 15, 2018 on the financial statements of Ameren Corporation Savings Investment Plan appearing in the 2017 Annual Report on Form 11-K of Ameren Corporation Savings Investment Plan.

/s/ Crowe LLP Crowe LLP

South Bend, Indiana

October 26, 2018